Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
PepsiAmericas, Inc.:

We consent to the incorporation by reference in Registration Statement Nos. 333-118392, 333-64292, 333-46368, and 333-36994 on Form S-8, Registration Statement No. 333-51324 on Form S-4 and Registration Statement Nos. 333-36614 and 333-108164 on Form S-3 of PepsiAmericas, Inc. (the "Company") of our reports dated March 9, 2005, with respect to the consolidated balance sheets of PepsiAmericas, Inc. and subsidiaries as of the end of fiscal years 2004 and 2003, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the fiscal years 2004, 2003, and 2002, management's assessment of the effectiveness of internal control over financial reporting as of the end of fiscal year 2004 and the effectiveness of internal control over financial reporting as of the end of fiscal year 2004, which reports appears in the January 1, 2005, annual report on Form 10-K of PepsiAmericas, Inc.

Our report refers to the Company's adoption of the provisions of Emerging Issues Task Force Issue No. 02-16, "Accounting by a Customer (including a Reseller) for Certain Consideration Received from a Vendor," as of the beginning of fiscal year 2003.

/s/  KPMG, LLP

Chicago, Illinois
March 9, 2005